Exhibit 4.2

RULES OF THE

SMITH & NEPHEW PLC

DEFERRED BONUS PLAN

Adopted by the Board on 17 March 2009

Hill House
1 Little New Street
London
EC4A 3TR

Ref: WALC/SLK

RULES OF THE

SMITH & NEPHEW PLC

DEFERRED BONUS PLAN

1.	DEFINITIONS & INTERPRETATION	3

2.	GRANT OF AWARDS	10

3.	TERMINATION OF EMPLOYMENT	11

4.	LAPSING OF AWARDS	12

5.	TAKEOVER RECONSTRUCTION AND WINDING UP	12

6.	EXCHANGE OF AWARDS FOLLOWING TAKEOVER, ETC.	14

7.	VESTING OF AWARDS	14

8.	SATISFYING AWARDS	15

9.	RESTRICTION ON GRANT AND SATISFYING AWARDS	15

10.	TAX LIABILITY	15

11.	TRANSFER OF SHARES	16

12.	ADJUSTMENTS	16

13.	ADMINISTRATION	16

14.	CHANGING THE PLAN	17

15.	LEGAL ENTITLEMENT	18

16.	GENERAL	19

17.	DATA PROTECTION	19

RULES OF THE

SMITH & NEPHEW PLC

DEFERRED BONUS PLAN

1.	DEFINITIONS & INTERPRETATION

1.1	In this Plan, the following words and expressions shall have, where the context so admits, the meanings set out below:

“ABP”	The Annual Bonus Plan.

“ADS”	An American Depository Share.

“Award”	An award under this Plan which is either subsisting or is proposed to be granted and which shall be:

(A) a Deferred Award; or

(B)   in such other form as the Committee shall determine as has substantially similar purpose or effect, over such number of Shares as determined by the Committee on the Award Date in accordance with Schedule 1; and

“Award” will include any outstanding proportion thereof.

“Award Date”	The date the Grantor grants an Award under Rule 2.1.

“Bonus Award”
The amount of the annual bonus before the deduction of any taxes, national insurance or other social taxes that the Committee determines that it would have paid to an Eligible Employee under the ABP in respect of a financial year if the Eligible Employee had not participated in this Plan.

“Board”	The board of directors for the time being of the

Company or a duly authorised committee thereof.

“Committee”	Either:

(A) in relation to an Award to executive directors of the Company or members of the senior management team, including the Company Secretary, the Remuneration Committee; or

(B) in relation to an Award to other employees, such other duly authorised committee of the Board as may be appointed from time to time.

“Company”	Smith & Nephew plc registered in England and Wales under No 003243357.

“Control”	The meaning given by Section 840 of ICTA.

“Daily Official List”	The register of listed securities and the prices of transactions published by the London Stock Exchange.

“Dealing Day”	Any day on which the London Stock Exchange is open for the transaction of business.

“Deferred Award”	Subject to Rules 2.8 and 8.2, a deferred right to acquire Shares at no cost to the Participant.

“Dividend Payment Date”	A day upon which dividends are paid to holders of Shares.

“Eligible Employee”	Any person who at the Award Date:

(A) was during the preceding Financial Year, a participant in the ABP; and

(B) has been designated by the Committee as a Participant in the Plan;

“Employees’ Share Scheme”	The meaning given by Section 1166 of the Companies

Act 2006.

“Exchange Period”	The period specified below (provided that if more than one period applies, the relevant period shall be the last period to expire):

(i) in a case falling within Rule 6.1.1, 6 months starting with the time when the relevant company obtains control of the Company or the Group Member;

(ii) in a case falling with Rule 6.1.2, 6 months starting with the time when the Court sanctions the compromise or arrangement; or

(iii) in a case falling within Rule 6.1.3, the period during which the acquiring company remains so bound or entitled.

“Executive Share Plan”	An Employees’ Share Scheme in which participation is discretionary (for the avoidance of doubt, excluding any Sharesave Plan or Share Incentive Plan).

“Financial Year”	A financial year of the Company.

“Grant Period”	The period of 42 days commencing on the day after any of the following days:

(A) the day on which the Plan is adopted by the Company;

(B) the day on which the Company makes an announcement of its results for the last preceding financial year, half-year or other period;

(C) any day on which the Committee resolves that exceptional circumstances exist which justify the making of an Award;

(D) any day on which changes to the legislation affecting Executive Share Plans is proposed or made; or

(E)   the date of commencement of an Eligible Employee's employment with a Participating Company provided that the Eligible Employee is not already employed by a Participating Company, but only in respect of that Eligible Employee

PROVIDED THAT if by reason of primary or secondary legislation, regulation or government directive or by reason of any agreement to which the Company is or may be a party, the Grantor is restricted from making an Award under the Plan during the period specified above the relevant Grant Period shall be 42 days commencing on the day after the restriction is lifted.

“Grantor”	(i) The Company or any other entity which has agreed to grant Awards under the Plan.

“Group Member”	A Participating Company or body corporate which is (within the meaning of Section 1159 of the Companies Act 2006) the Company’s holding company or a Subsidiary of the Company’s holding company.

“ICTA”	The Income and Corporation Taxes Act 1988.

“ITEPA”	The Income Tax (Earnings and Pensions) Act 2003.

“London Stock Exchange”	London Stock Exchange plc or any successor body carrying on the business of the same.

“Market Value”	In relation to a Share on any day:

(A) if and so long as the Shares are listed on the London Stock Exchange, their closing quotation

(as derived from the Daily Official List) for the immediately preceding Dealing Day, or the average of the closing quotations over the three immediate preceding Dealing Days; or

(B) in any other case, their market value as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 or similar non-UK legislation.

In relation to an ADS on any day, the closing quotation as listed on the New York Stock Exchange, for the immediately preceding Dealing Day or if the Committee determines, the average of the closing quotations over the three immediate preceding Dealing Days.

“National Insurance Election”	The meaning given in the definition of “Tax Liability”.

“New York Stock Exchange”	The New York Stock Exchange Group, Inc. or any successor body carrying on the business of the same.

“Participant”	Any Eligible Employee to whom an Award has been granted, or (where the context so admits) the personal representative of any such person.

“Participating Company”	(A) The Company; and

(B) any other company which is under the Control of the Company and is a Subsidiary of the Company except one which the Committee has designated shall not be a Participating Company.

“Plan”	The Smith & Nephew plc Deferred Bonus Plan as amended from time to time.

“Recognised Investment Exchange”	The meaning given by the Financial Services and Markets Act 2000.

“Relevant Company”	The meaning given in the definition of Tax Liability

“Remuneration Committee”	The remuneration committee of the Company.

“Rules”	The rules of the Plan as amended from time to time.

“Share”	A fully paid ordinary share in the capital of the Company, or where the context so admits, an ADS.

“Share Incentive Plan”	A share incentive plan approved under Schedule 2 to ITEPA.

“Sharesave Plan”	A savings related share option plan approved under Schedule 3 to ITEPA.

“Subsidiary”	The meaning given by Section 1159 of the Companies Act 2006.

“Tax Liability”
A liability, on the part of the Company, the Trustees or any other Group Member (the “Relevant Company”) to account for any tax, national insurance, social security or other levy in respect of an Award for which the person entitled to the Award is liable, whether by reason of grant, Vesting, or otherwise, including for the avoidance of doubt but without limitation:

(A) any liability to pay secondary class 1 national insurance contributions for which an agreement or election (“National Insurance Election”) has been entered into under paragraph 3A or 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992; and

(B) any liability arising after termination of a Participant’s employment for whatever reason and which may arise or be incurred in any jurisdiction whatever, and by the law of the same jurisdiction may or shall be recovered from the person entitled to the Award,

but subject to (A) above, not including any secondary class 1 national insurance contributions.

“Taxes Act”	The Income and Corporation Taxes Act 1988.

“Treasury Shares”	Any Shares bought and held by the Company in accordance with Section 162A(3) of the Companies Act 1985 (as amended).

“Trustees”	The trustee or trustees of the time being of any employee benefit trust established for the benefit of all or substantially all of the Eligible Employees.

“United Kingdom Authority”	Listing The Financial Services Authority, acting as the competent authority for listing in the UK.

“Vest”
In relation to a Deferred Award, the point at which a Participant first becomes entitled to the Shares, cash or other assets comprised in the Award and “Vesting” and “Vested” shall be construed accordingly.

“Vesting Date”	The date on which an Award Vests.

1.2	Words and expressions not otherwise defined above have the same meanings they have in the Taxes Act or ITEPA (as the case may be).

1.3	Reference in the Rules of the Plan to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time, and shall include any regulations made thereunder.

1.4	The headings in the Rules are for the sake of convenience only and should be ignored when construing the Rules.

2.	GRANT OF AWARDS

2.1	The Grantor may during a Grant Period grant an Award to such Eligible Employees as it may in its absolute discretion determine.

2.2
The grant of an Award or the delivery of any Shares following Vesting shall be subject to obtaining any approval or consent required under any applicable laws, regulations or governmental authority and the requirements of the United Kingdom Listing Authority and any other Recognised Investment Exchange on which the Shares are traded.

2.3
The Grantor will execute a legally binding document on the grant of an Award which may be in respect of an individual Award or any number of Awards granted at the same time. As soon as reasonably practicable after the Award Date, the Grantor shall issue to each Participant a certificate in respect of the Award which may be under the autographic or facsimile signature of an officer of the Company and in such form as the Grantor may prescribe from time to time. Unless the Grantor determines otherwise, such certificate must state:

2.3.1	the number of Shares comprised in an Award;

2.3.2	the vesting provisions of the Award;

2.3.3	the Award Date;

2.3.4
whether an Award shall include the right to receive an amount equal in value to the dividends payable on the number of Shares subject to the Award (excluding any Shares subject to the Award acquired pursuant to this rule 2.3.4). This amount may be paid in cash or Shares (as determined from time to time by the Committee). The Committee shall also determine when this amount shall be paid to Participants.

2.4	No payment by the Participant shall be required on grant of an Award.

2.5
An Award shall be personal to the Participant to whom it is granted and shall not be transferable or in any way alterable without the prior written consent of the Committee and such transfer shall be subject to such conditions as the Committee may prescribe at that time except that, on the death of a Participant, an Award may be transmitted to his personal representatives.

2.6
A Participant may surrender his Award in whole or in part by notice in writing to the Secretary of the Company within 30 days of the Award Date. If this happens, the Award will, to the extent surrendered, be deemed for all purposes never to have been granted. No consideration is payable for the surrender.

2.7	The Grantor may make the Vesting of an Award conditional upon an Eligible Employee agreeing to enter into a National Insurance Election.

2.8
The Grantor may grant an Award at the outset to acquire cash or other assets which on Vesting, in the case of a Deferred Award delivers an amount to the Participant equivalent to the Market Value of the Shares on the Vesting Date in respect of which the Deferred Award Vests, and is otherwise subject to the Rules which shall be interpreted in such manner as the Grantor reasonably determines is necessary to give effect to this Rule 2.8.

3.	TERMINATION OF EMPLOYMENT

3.1	Subject to Rules 3.2 and 3.3 below, an Award which has not Vested will lapse on the date a Participant ceases to hold office or employment with a Member of the Group.

3.2	Where a Participant ceases to hold office or employment with a Group Member as a result of:-

3.2.1	illness, injury or disability;

3.2.2	redundancy within the meaning or the Employment Rights Act 1996 (or applicable equivalent foreign legislation);

3.2.3	the company which employs him ceasing to be a Group Member;

3.2.4	the transfer or sale of the undertaking or part undertaking in which he works to a person who is not a Group Member;

3.2.5	retirement by agreement with his employer;

3.2.6	any other reason as determined by the Committee in its absolute discretion;

his Award will continue and vest in accordance with the provisions of the Award certificate, unless the Committee determines that it will Vest in full on such earlier date as the Grantor in its absolute discretion determines.

3.3	If a Participant dies his Award will Vest on the date of death.

3.4
For the purposes of this Rule 3 and of Rule 4 below, a Participant shall not be treated as ceasing to hold office or employment with a Group Member until he has ceased to hold office or employment with any Group Members.

3.5
For the purposes of the Plan, a woman on maternity leave will not cease to hold an office or employment until the earlier of the date on which she notifies her employer of her intention not to return or the date on which she ceases to have statutory or contractual rights to return to work.

4.	LAPSING OF AWARDS

4.1	An Award shall lapse on the earliest of:

4.1.1	the tenth anniversary of the Award Date;

4.1.2	subject to Rules 3.2 and 3.3 the Participant ceasing to hold office or employment with any Group Member;

4.1.3	where Rule 5.6 applies the expiry of the Exchange Period;

4.1.4
the Participant being deprived of the legal or beneficial ownership of the Award by operation of law or being declared bankrupt, unless the Committee in its absolute discretion determines otherwise; and

4.1.5	the Participant purporting to transfer or dispose of his Award or any rights in respect of it other than as permitted under Rule 2.5.

5.	TAKEOVER RECONSTRUCTION AND WINDING UP

5.1	Subject to Rules 5.2 and 5.6 if any person makes either:

5.1.1
a general offer to acquire the whole of the issued ordinary share capital of the Company (which is either unconditional or made on a condition such that if it is satisfied the person making the offer will have Control of the Company); or

5.1.2	a general offer to acquire all the Shares in the Company which are of the same class as the Shares,

(in either case disregarding any Shares already owned by it or by any company associated with it), Awards shall Vest on the earliest of:

(A)
the date (being prior to the date on which the person making the offer under Rule 5.1.1 or 5.1.2 obtains Control of the Company) on which the Committee resolves that, in its reasonable opinion, to do otherwise would result in a loss of a corporation tax deduction pursuant to Schedule 23 of the Finance Act 2003; or

(B)	the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer was made has been satisfied.

For the purpose of this Rule 5.1 a person shall be deemed to have obtained Control of the Company if he and others acting in concert (as defined by the City Code on Take-overs and Mergers) with him have together obtained Control of it.

5.2
Subject to Rule 5.6 if any person becomes bound or entitled to acquire Shares under Sections 979 to 982 of the Companies Act 2006, Awards shall Vest on the date on which that person first becomes so bound or entitled.

5.3
If under Section 899 of the Companies Act 2006 the Court sanctions a compromise or arrangement between the Company and its members which if effective would result in a person obtaining Control of the Company or where the Committee determines that Participants could be unfairly disadvantaged if Awards did not Vest, subject to Rule 5.6, the Award will Vest on the date of such compromise or arrangement being sanctioned by the Court;

5.4
If notice is duly given of a resolution for the voluntary winding-up of the Company, the Company shall notify all Participants. Awards will Vest and may be exercised, in each case conditionally on the resolution being duly passed.

5.5
If the Committee becomes aware that the Company is expected to be, or has been, affected by any demerger, dividend in specie, super dividend or other transaction which, in the opinion of the Committee, could affect (or has affected) the current or future value of any Award, the Committee may, acting fairly, reasonably and objectively, allow an Award to Vest to such extent and subject to such conditions as it determines.

5.6	If as a result of events specified in Rules 5.1, 5.2, 5.3 or Rule 12 another company (the "Acquiror") obtains Control of the Company; and

5.6.1	immediately after the Acquiror obtains Control, the issued ordinary share capital of the Acquiror is owned substantially by the same persons who were equity shareholders of the Company immediately prior to the Acquiror obtaining Control; and

5.6.2	the Acquiror agrees to grant New Awards in accordance with Rule 6.1 in consideration for the release of any Awards which have not lapsed

Awards will not Vest. Instead Awards will be exchanged in accordance with Rule 6.

6.	EXCHANGE OF AWARDS FOLLOWING TAKEOVER, ETC.

6.1	If a company:

6.1.1	obtains Control of the Company in accordance with Rule 5.1; or

6.1.2	obtains Control of the Company under a compromise or arrangement sanctioned by the court under Section 899 of the Companies Act 2006; or

6.1.3	becomes bound or entitled to acquire Shares under Sections 979 to 982 of the Companies Act 2006.

during the Exchange Period any Participant may, by agreement with the relevant company, or where Rule 5.6 applies, must, release any Award which has not lapsed (the "Old Award") in consideration of the grant to him of an award (the "New Award") which relates to shares in a different company (whether the company which has obtained Control of the Company or the Group Member itself or some other company). In the case of a demerger, a New Award may be granted in respect of an appropriate part of an Old Award.

6.2	Where Rule 6.1 applies, the provisions of the Plan shall for this purpose be construed as if:

6.2.1	the New Award were an award granted under the Plan at the same time as the Old Award;

6.2.2
except for the purpose of the definition of "Participating Company" in Rule 1.1 as if the reference to Smith & Nephew plc in the definition of the “Company” in Rule 1.1 were a reference to the different company mentioned in Rule 6.1;

7.	VESTING OF AWARDS

7.1	Subject to Rules 4, 5 and 6 an Award will Vest in accordance with the Award certificate.

8.	SATISFYING AWARDS

8.1	Subject to Rules 2.2, 2.8, 8.2, 9, 10 and 11, after an Award has Vested, the Grantor will procure the transfer of the Vested Shares to the Participant within 30 days of the Vesting Date.

8.2
Subject to Rules 2.8, 9 and 10, the Committee may, within 30 days of the Vesting Date, determine that Shares may not be transferred to the Participant. If this occurs, Awards will be satisfied in cash, within 30 days of such determination.

9.	RESTRICTION ON GRANT AND SATISFYING AWARDS

No Award may be granted, released, surrendered or Vest at a time when such grant, release, surrender or Vest would not be in accordance with the “Model Code on Directors’ Dealings in Securities” issued by the UK Listing Authority as amended from time to time.

10.	TAX LIABILITY

10.1
The Participant shall be responsible for and shall indemnify the Relevant Company (as defined in the definition of “Tax Liability”) against any Tax Liability. Without prejudice to Rule 10.2 below, the Relevant Company may withhold any amounts from the Participant’s net pay for the relevant pay period or make such arrangements as are necessary to satisfy any Tax Liability.

10.2
In the event that any Tax Liability arises on the Vesting of an Award, the Participant will be deemed to have given irrevocable instructions to the Company’s brokers (or any other person acceptable to the Company) for the sale of sufficient Shares acquired on Vesting of the Award to realise an amount equal to the Tax Liability and the payment of that amount to the Relevant Company, unless

10.2.1	the Relevant Company decides to, and is able to, deduct an amount equal to the whole of the Tax Liability from the Participant’s net pay for the relevant pay period; or

10.2.2	the Participant has paid to the Relevant Company an amount equal to the Tax Liability; or

10.2.3	the Committee determines otherwise.

11.	TRANSFER OF SHARES

11.1
Awards may not be satisfied by the issue of new Shares or the transfer of Treasury Shares until such time as the Company has approved such issue or transfer in general meeting. Following such approval, the rules will be amended accordingly.

11.2	The Company shall procure that sufficient Shares are available for transfer (whether by the Trustees or otherwise) to satisfy all outstanding Awards over Shares.

11.3
Shares transferred pursuant to the Plan will rank equally in all respects with the Shares then in issue, except that they shall not rank for any right attaching to Shares by reference to a record date preceding the effective date of transfer.

11.4	Any Shares acquired on the Vesting of Awards will be subject to the articles of association of the Company from time to time.

12.	ADJUSTMENTS

12.1
The number of Shares subject to an Award shall be adjusted in such manner as the Remuneration Committee shall determine following any capitalisation issue, any offer or invitation made by way of rights, subdivision, consolidation, reduction or other variation in the share capital of the Company, demerger, dividend in specie, super dividend or other corporate event which in the reasonable opinion of the Remuneration Committee justifies such an adjustment.

12.2
The Grantor may take such steps as it may consider necessary to notify Participants of any adjustment made under this Rule 12 and to call in, cancel, endorse, issue or reissue any certificate consequent upon such adjustment.

13.	ADMINISTRATION

13.1
The Plan shall be administered by the Committee. The Committee shall have full authority, consistent with the Plan, to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such regulations for administering the Plan as it may deem necessary or appropriate. Decisions of the Committee shall be final and binding on all parties.

13.2	Any notice or other communication in connection with the Plan may be given by personal delivery or by sending the same by electronic means or by post;

13.2.1	in the case of a company to its registered office (for the attention of the company secretary); and

13.2.2	in the case of an individual:

(A)	by e-mail or fax to any e-mail address or fax number which according to the records of his employing company is used by him; and

(B)
in the case of postal delivery to his last known address, or, where he is an officer or employee of a Group Member, either to his last known address according to the records of his employing company or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment.

13.2.3
Where a notice or other communication is given by post, it shall be deemed to have been received 72 hours after it was put into the post properly addressed and stamped, and if by electronic means when the sender receives an electronic confirmation of delivery or if not available 24 hours after sending of the notice.

13.3	The Company may distribute to Participants copies of any notice or document normally sent by the Company to the holders of Shares.

13.4	If any award certificate is worn out, defaced or lost, it may be replaced on such evidence being provided as the Grantor may require.

13.5	The Participating Companies shall bear the costs of administering the Plan in such proportions as may be determined by the Company.

13.6
The Company and any Subsidiary of the Company may provide money to the Trustees or any other person to enable them or him to acquire Shares to be held for the purpose of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 153 of the Companies Act 1985. In addition, the Company may require any Subsidiary of the Company to enter into such other agreement or agreements to require such Subsidiary of the Company to reimburse the Company for any other amounts paid by the Company under the Plan, directly or indirectly in respect of such Subsidiary's employees.

14.	CHANGING THE PLAN

14.1	The Remuneration Committee may at any time (but only with the prior consent of the Trustees, if there are subsisting Awards which they have granted or agreed to satisfy which will be affected by the alteration or addition) alter or add to all or any of the provisions of the Plan in any respect.

14.2	No alteration shall be made to the Plan, if following the alteration the Plan would cease to be an Employees' Share Scheme.

14.3
Notwithstanding any other provision of the Plan other than Rule 14.1, the Remuneration Committee may establish separate plans mirroring the terms of the Plan for the purpose of granting Awards to overseas Eligible Employees, subject to such modifications as may be necessary or desirable to take account of or to mitigate or to comply with relevant taxation, securities or exchange control laws provided that the terms of Awards granted to such Eligible Employees are not overall materially more favourable than the terms of Awards granted to other Eligible Employees.

14.4	As soon as reasonably practicable, the Grantor shall give notice of any alteration or addition under Rule 14 to any Participant materially affected.

14.5	No alteration, deletion or addition under Rule 14 shall require the consent of any person unless expressly provided for in these Rules.

15.	LEGAL ENTITLEMENT

15.1
The Plan shall not form part of a Participant’s employment contract or terms and conditions of employment. Furthermore, nothing in the Plan, or in any instrument executed pursuant to it shall confer on any person any right to continue in employment, nor will it affect the right of any provider of any service relationship to terminate the employment of any person without liability at any time with or without cause, nor will it impose upon the Grantor or any other person any duty or liability whatsoever (whether in contract, tort, or otherwise howsoever) in connection with:

15.1.1	the lapsing of any Award pursuant to the Plan;

15.1.2	the failure or refusal to exercise any discretion under the Plan; and/or

15.1.3	a Participant ceasing to be a person who has a service relationship for any reason whatever.

15.2	Awards shall not (except as may be required by taxation law) form part of the emoluments of individuals or count as wages or remuneration for pension or other purposes.

15.3
Any person who ceases to be an officer or employee with any Group Member as a result of the termination of his employment for any reason and however that termination occurs, whether lawfully or otherwise, shall not be entitled and shall be deemed irrevocably to have waived any entitlement by way of damages for dismissal or by way of compensation for loss of office or employment or otherwise to any sum, damages or other benefits to compensate that person for the loss or alteration of any rights, benefits or expectations in relation to any Award, the Plan or any instrument executed pursuant to it.

15.4	Nothing in the Plan shall be deemed to give any Eligible Employee any right to participate in the Plan.

16.	GENERAL

16.1
The Plan shall terminate upon the tenth anniversary of its adoption by the Board or at an earlier time by the passing of a resolution by the Committee. Termination of the Plan will be without prejudice to the subsisting rights of Participants.

16.2	These Rules shall be governed by and construed in accordance with the laws of England. Any person referred to in this Plan submits to the exclusive jurisdiction of the English courts.

17.	DATA PROTECTION

17.1
By participating in the Plan the Participant consents to the holding and processing of personal data provided by the Participant to any Group Member, Trustee or third party service provider for all purposes relating to the operation of the Plan. These include, but are not limited to

17.1.1	administering and maintaining Participant records;

17.1.2	providing information to trustees of any employee benefit trust, registrars, brokers savings carrier or other third party administrators of the Plan;

17.1.3	providing information to future purchasers of the Company or the business in which the Participant works; and

17.1.4	the transfer of information about him to persons to jurisdictions outside the European Economic Area that may not provide the same statutory protection as his home country.

SCHEDULE 1

The number of Shares subject to an Award granted to an Eligible Employee shall be calculated in accordance with the following formula:

	N	= (BA x P)/MV

Where	N	= the number of Shares subject to an Award;

BA
= the Bonus Award, any currency conversion taking place at the mid-market spot rate for the relevant currency at the close of business on the business day preceding the Award Date, as published by the Financial Times (or such other  date as the Committee, in its absolute discretion deems reasonable);

	P	= the percentage of a Bonus Award which is to be deferred into Shares under this Plan;

	MV	= the Market Value of a Share on the Award Date.

SCHEDULE 2

US ADDENDUM

1.	DEFINITIONS

The words and expressions used in this US Addendum which have capital letters have the same meanings they have in the Rules of the Plan to which this US Addendum is attached.

For the purpose of this US Addendum the following words shall have the following meaning:

“Tax Year” shall mean the year that begins on 1 January and ends on 31 December.

2.	AMENDMENTS TO THE PLAN

The purpose of this US Addendum is to benefit Eligible Employees who areresident in the United States of America, or who are subject to taxation under the laws of the United States of America. This US Addendum applies to any Award specified as having been granted subject to it terms and conditions.

For the purpose of Awards granted under this US Addendum, the Rules of the Plan shall apply as amended below:

TERMINATION OF EMPLOYMENT

Rules 3.2 and 3.3 shall be deleted and replaced as follows:

3.2	If a Participant ceases to hold office or employment with a Group Member as a result of :

i.	death;

ii.	redundancy (within the meaning of the Employment Rights Act 1996) or applicable equivalent foreign legislation;

iii.	a company ceasing to be a Group Member or the transfer of an undertaking or part of an undertaking to a person who is not a Group Member;

iv.	retirement by agreement with the company which employs him; or

v.	any other reason as determined by the Grantor in its absolute discretion;

an Award which has not Vested in accordance with Rule 3.2 on the date of his cessation of office or employment shall Vest on the date of such cessation.

3.3
If a Participant suffers injury, illness or disability and as a result the Grantor determines that the Participant is likely to cease employment with the Group (as evidenced in each case to the satisfaction of the Grantor), the Grantor may determine that his Award will Vest on the date of such determination.

Where an Award Vests in accordance with Rule 3.2 or 3.3, Shares will be transferred to the Participant within two and a half months following the end of the calendar year in which such Vesting occurs.

For the purposes of the Plan, if the Grantor so determines, a Participant will not be treated as ceasing to hold an office or employment with a Group Member if such Participant is on an extended leave of absence, until the earlier of the date on which he notifies his employer of his intention not to return or the date on which he ceases to have any statutory or contractual rights to return to work.